EXHIBIT 99.1
DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
Kevin K. Nanke, Treasurer and CFO
Dave Donegan, VP Corporate Communications
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES RECORD
FIRST QUARTER RESULTS
REVENUE INCREASES 64% FROM PRIOR-YEAR PERIOD TO $41.7 MILLION
     DENVER, Colorado (May 4, 2006) — Delta Petroleum Corporation (NASDAQ: DPTR), an independent energy exploration and development company (“Delta” or “the Company”), today reported its financial and operating results for the first quarter of 2006.
RESULTS OF OPERATIONS
     For the quarter ended March 31, 2006, the Company reported net income of $13.8 million, or $0.27 per fully diluted share, and EBITDAX (defined below) of $18.2 million. In the prior-year quarter, the Company’s net income approximated $4.9 million, or $0.12 per fully diluted share, and EBITDAX totaled $14.2 million. Oil and gas revenue increased 45% to $33.9 million (vs. $23.4 million), while contract drilling and trucking revenues increased to $10.1 million (vs. $2.3 million), in the most recent quarter, when compared with the quarter ended March 31, 2005. Production from continuing operations for the quarter approximated 4.1 billion cubic feet equivalents (Bcfe), 13% higher than in the prior-year quarter and 32% higher than in the quarter ended December 31, 2005. Average prices received for the quarter ended March 31, 2006 approximated $60.85 per barrel for onshore oil production, $50.62 per barrel for offshore oil production, and $6.58 per Mcf for onshore natural gas production.
     The Company’s first quarter 2006 actual net income includes various items that are non-recurring and are described as follows:
•	an unrealized gain on derivative contracts of $7.2 million ($4.5 million net of tax) resulting from the Company’s natural gas derivative contracts; and

•	a realized gain of $19.9 million ($12.4 million net of tax) resulting from the sale of certain oil and gas properties and other assets.

OPERATIONS UPDATE — DEVELOPMENT PROJECTS
     Newton Field, SE Gulf Coast, TX, 100% WI — The Company continues to experience results in line with expectations in the Newton Field development program, and the recent addition of a second rig, DHS rig #10, will further increase development activities. Net daily production currently approximates 12 Mmcfed and is expected to increase to 22 Mmcfed by the end of 2006.
     Newton 3D Seismic Shoot, SE Gulf Coast, TX, 100% WI — Earlier this year, the Company completed the processing and interpretation of its 58-square mile 3D seismic survey centered over the Newton Field. An additional Wilcox structure has been identified and appears to be similar in size to the Company’s producing Newton structure. Several shallow features in the Frio and Yegua formations have also been identified. Once initial permits have been obtained, DHS rig #10 will move from the Newton Field to test the new structure in the upper Wilcox Formation. Based on geophysical review, the Company estimates the unrisked reserve potential related to new opportunities at 70 to 100 Bcfe.
     Vega Unit, Piceance Basin, CO, 100% WI — The Company continues drilling under its development program in the Vega Unit with one rig, DHS rig #5. The field is producing at a processing plant-restricted rate of 2.5 Mmcfd. Four wells are currently awaiting completion, and nine wells are producing at curtailed rates. A new pipeline with initial capacity of 60 Mmcfd is under construction and anticipated to be operational later this summer. The pipeline will have sufficient capacity for development of the Vega Unit. The Company has also recently acquired approximately 1,400 acres of surface ownership within the Unit, which allows for unrestricted access and a strategic staging area for full field development. In addition, Delta has increased its mineral and leasehold ownership by 850 acres immediately adjacent to existing Vega Unit lands and based on 20-acre spacing, total drilling locations have increased by over 23% to approximately 210.
     Garden Gulch Field, Piceance Basin, CO, 18.5% WI — The Garden Gulch Field is analogous in reservoir characteristics and economics to the Vega Unit. Nine wells are currently producing in excess of 10 Mmcfd, and seven wells are awaiting completion. It is anticipated that development will be accelerated later in 2006. Delta’s net daily production from the unit currently approximates 1.5 Mmcfd.
     Howard Ranch Area, Wind River Basin, WY, 50-100% WI — In late March, the Company reached total depth of 19,100 feet on the Copper Mountain Unit 35-13, the first well in the field to drill through the entire Mesaverde section. The first two stages (seven sands) out of a total of 20 potentially productive sands in the Mesaverde have recently been completed, and the well has been selling gas at a rate of approximately 5.0 Mmcfd. In addition, the Diamond State 36-13 has been fully completed in the Mesaverde section and has increased total field production from the four wells at Howard Ranch to approximately 11 Mmcfd (8.8 Mmcfd net) and completions are continuing. DHS rig #1 is scheduled to return to Howard Ranch to finish drilling the Gates Butte Unit 10-17, which did not reach total drilling depth last year due to the onset of winter drilling stipulations. The Company expects DHS rig #1 to remain active in the area for the foreseeable future.

     Midway Loop Area, SE Gulf Coast, TX, ~ 40% WI — The Best Kenneson well is currently producing at a rate of 7.6 Mmcfd and 760 Bcpd from dual horizontal wellbores in the Austin Chalk formation. In four months, the well has produced in excess of 1.2 Bcf of gas and 110,000 barrels of condensate, and production is consistent with normal production declines at other horizontal wells in this area. The Company is currently drilling the first horizontal leg in the BP America Delta #1, which is south of the Best Kenneson well, with DHS rig #9.
OPERATIONS UPDATE — NEW DRILLING VENTURES
     Paradox Basin, CO and UT, 70% WI — The Company has obtained permits for the drilling of three separate prospects, all of which target unconventional reservoirs. The first prospect (Salt Valley) is drilling with DHS rig #4 and should reach total depth later this month. The prospect areas require appraisal wells which, if successful, will allow the rig to remain in this area for further development.
     Opossum Hollow, Central Gulf Coast, TX, 98% WI — During the first quarter of 2006, the Company drilled the Morrill Sligo #1 to test a deep Sligo feature beneath its shallow producing Wilcox Field. The lower section of the Sligo formation has been completed, and flow rates suggest the well is similar to an offset well in this lower section. The upper Sligo is being completed and should be producing within 30 days. Additional wells may be drilled in the second half of 2006.
     Central Utah Hingeline Project, UT, 65% WI — Beginning this summer, the Company plans to drill the first of three exploration wells budgeted for 2006. The wells will be drilled using a DHS rig, and the first well will be an 8,000-foot test that should require 30 to 45 days to drill. Permit applications have been requested and drilling will begin immediately upon BLM approval.
     Columbia River Basin, WA — The Anderville Farms 1-6 (non-operated) is drilling with DHS rig #7. The well is expected to reach total depth in early June. A second well, the Anderson 11-5, is also being drilled, and DHS rig #7 will be relocated to finish this well upon completion of the Anderville Farms 1-6. The Company anticipates initial drilling results later this spring, and completion results this summer.
PRODUCTION UPDATE
     As previously announced, the Company’s most recent guidance for the quarter ending June 30, 2006 anticipates production of between 4.2 and 4.4 Bcfe. The Company has recently completed several wells which are contributing to its current daily production rate of approximately 58 Mmcfed. It should be noted that initial flush rates from new wells will decline more rapidly in the early stages of production.

Roger A. Parker, Chief Executive Officer commented, “We are very pleased with recent results and production growth in our core drilling areas, and we expect continued positive growth throughout 2006 from accelerated activity. Additionally, the significant reserve potential projects that are being or will be drilled in the Columbia River Basin, Utah Hingeline and Paradox Basin areas should make for an exciting summer.”
OTHER BUSINESS
DHS Drilling Company
     DHS should close today on a $100 million Senior Secured Credit Facility. Approximately $61 million will be utilized to pay off existing debt and to acquire C&L Drilling Company (“C&L”), which acquisition is expected to close on May 5, 2006. The remaining $39 million will be available for additional equipment acquisition opportunities.
     Upon completion of the C&L transaction, the DHS drilling fleet will consist of 15 rigs with depth capacities ranging from 7,500 feet to 20,000 feet.
Castle Energy Corporation Merger
     On April 28, 2006, Castle shareholders approved the merger agreement between Delta and Castle Energy Corporation (“Castle”), which was first announced on November 8, 2005. Delta acquired Castle, which owned 6,700,000 shares of Delta common stock, for 8,500,000 shares of Delta common stock, resulting in a net issuance of 1,800,000 shares of Delta common stock. Castle’s additional $40.0 million in assets are comprised of cash, producing oil and gas properties located in Pennsylvania and West Virginia, and certain other assets.
Earnings Release and Investor Conference Call
     A conference call has been scheduled for 12:00 noon EDT on Thursday, May 4, 2006.
     Shareholders and other interested parties may participate in the conference call by dialing 888-858-4723 (international/local participants dial 973-935-8508) and referencing the ID code 7321144, a few minutes before 12:00 noon EDT on May 4, 2006. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=33590 or can be accessed through the Company’s website http://www.deltapetro.com/eventscalendar.html. A replay of the conference call will be available two hours after the completion of the conference call from May 4, 2006 until May 11, 2006 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 7321144. The call will also be archived on the Internet through August 5, 2006 at http://www.videonewswire.com/event.asp?id=33590.

     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Gulf Coast and Rocky Mountain Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is traded on The NASDAQ Stock Market under the symbol “DPTR.”
Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the projection of future rates of production, unanticipated recovery or production problems, unanticipated results from wells being drilled or completed, the effects of delays in completion of gas gathering systems, pipelines and processing facilities, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-KT for the period ended December 31, 2005 as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
OR
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at
info@rjfalkner.com
SOURCE: Delta Petroleum Corporation

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005
	(Unaudited)
	(In thousands, except share amounts)
ASSETS

Current assets:
Cash and cash equivalents	$17,274	$5,519
Assets held for sale	—	19,215
Trade accounts receivable	24,329	22,202
Prepaid assets	3,171	3,442
Inventory	3,918	3,285
Deferred tax asset	3,226	5,237
Derivative instruments	155	89
Other current assets	2,363	2,600

Total current assets	54,436	61,589

Property and equipment:
Oil and gas properties, successful efforts method of accounting Unproved	189,655	167,143
Proved	476,254	438,666
Drilling and trucking equipment, including deposits on equipment of $2,500 and $5,000, respectively	87,987	64,129
Other	13,508	12,809

Total property and equipment	767,404	682,747
Less accumulated depreciation and depletion	(77,200)	(61,593)

Net property and equipment	690,204	621,154

Long-term assets:
Deferred financing costs	5,091	5,291
Deferred tax asset	—	1,322
Investment in LNG project	—	1,022
Derivative instruments	70	163
Goodwill	2,341	2,341
Other long-term assets	692	511

Total long-term assets	8,194	10,650

	$752,834	$693,393

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$9,074	$7,073
Accounts payable	50,823	67,772
Other accrued liabilities	11,096	19,462
Derivative instruments	8,395	12,465

Total current liabilities	79,388	106,772

Long-term liabilities:
7% Senior notes, unsecured	149,328	149,309
Credit facility	56,000	64,270
Term loan — DHS	34,250	28,000
Asset retirement obligation	2,904	3,002
Derivative liabilities	1,886	6,009
Deferred tax liability	6,880	—
Other debt, net	61	80

Total long-term liabilities	251,309	250,670

Minority interest	25,116	15,496

Commitments

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 3,000,000 shares, none issued
Common stock, $.01 par value; authorized 300,000,000 shares, issued 51,106,000 shares at March 31, 2006 and 47,825,000 at December 31, 2005	511	478
Additional paid-in capital	395,162	333,054
Accumulated other comprehensive loss	(4,377)	(4,997)
Retained earnings (accumulated deficit)	5,725	(8,080)

Total stockholders’ equity	397,021	320,455

	$752,834	$693,393

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
	(In thousands, except per share amounts)
Revenue:
Oil and gas sales	$33,922	$23,381
Contract drilling and trucking fees	10,114	2,332
Realized loss on derivative instruments, net	(2,370)	(344)

Total revenue	41,666	25,369

Operating expenses:
Lease operating expense	6,242	4,152
Transportation expense	624	113
Production taxes	1,877	1,402
Depreciation, depletion and amortization — oil and gas	13,129	5,117
Depreciation and amortization — drilling and trucking	2,524	224
Exploration expense	683	1,663
Dry hole costs	1,340	19
Drilling and trucking operations	5,903	2,012
General and administrative	8,411	4,613

Total operating expenses	40,733	19,315

Operating income	933	6,054

Other income and (expense):
Other income	136	(161)
Gain on sale of oil and gas properties	18,869	—
Gain on sale of investment in LNG	1,058	—
Unrealized gain on derivative contracts, net	7,172	—
Minority interest	(531)	403
Interest and financing costs	(5,494)	(2,136)

Total other income (expense)	21,210	(1,894)

Income from continuing operations before income taxes and discontinued operations	22,143	4,160
Income tax expense	8,341	—

Income from continuing operations	13,802	4,160

Discontinued operations:
Income from discontinued operations of properties sold, net of tax	3	780

Net income	$13,805	$4,940

Basic income per common share:
Income from continuing operations	$.28	$.10
Discontinued operations	—	.02

Net income	$.28	$.12

Diluted income per common share:
Income from continuing operations	$.27	$.10
Discontinued operations	—	.02

Net income	$.27	$.12

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
	(In thousands)
Cash flows operations activities:
Net income	$13,805	$4,940
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization — oil and gas	13,083	4,972
Depreciation and amortization — drilling and trucking	2,524	300
Depreciation, depletion and amortization — discontinued operations	—	52
Accretion of abandonment obligation	46	69
Stock option and non-vested stock compensation	1,040	444
Amortization of deferred financing costs	309	147
Amortization of bond discount	19	—
Unrealized gain on derivative contracts	(7,172)	—
Dry hole costs and impairment	292	—
Minority interest	531	(403)
Gain on sale of oil and gas properties	(18,869)	—
Gain on sale of investment in LNG	(1,058)	—
DHS stock granted to management	70	—
Deferred income tax expense	8,343	—
Other	—	493
Net changes in operating assets and operating liabilities:
Increase in trade accounts receivable	(2,127)	(17,214)
Decrease in prepaid assets	270	2,530
Increase (decrease) in inventory	(633)	1,048
(Increase) decrease in other current assets	323	(749)
(Increase) decrease in accounts payable trade	(6,989)	7,865
Increase in other accrued liabilities	3,312	902

Net cash provided by operating activities	7,119	5,396

Cash flows from investing activities:
Additions to property and equipment	(45,393)	(81,043)
Armstrong acquisition	(24,005)	—
Proceeds from sales of oil and gas properties	42,810	—
Drilling and trucking capital expenditures	(13,893)	(6,082)
Minority interest holder contributions	9,018	—
(Increase) decrease in long-term assets	(266)	17

Net cash used in investing activities	(31,729)	(87,108)

Cash flows from financing activities:
Stock issued for cash upon exercise of options	2,838	427
Stock issued for cash, net	33,870	—
Proceeds from borrowings	19,000	229,112
Payment of financing fees	(108)	(6,345)
Repayment of borrowings	(19,235)	(135,018)

Net cash provided by financing activities	36,365	88,176

Net increase in cash and cash equivalents	11,755	6,464
Cash at beginning of period	5,519	1,386

Cash at end of period	$17,274	$7,850

Supplemental cash flow information —
Common stock issued for the acquisition of oil and gas properties	$16,099	$2,035

Common stock issued for drilling and trucking equipment	$8,294	$1,432

Cash paid for interest and financing costs	$1,600	$8,718

DELTA PETROLEUM CORPORATION
RECONCILIATION OF OPERATING EBITDAX
(in thousands)
(unaudited)

THREE MONTHS ENDED:	March 31,	March 31,
	2006	2005
NET INCOME	$13,805	$4,940

Income tax expense	8,343	—
Interest and financing costs	5,494	2,136
Depletion, depreciation and amortization	15,672	5,393
Gain on sale of oil and gas properties and other investments	(19,927)	—
Unrealized gains on derivative contracts	(7,172)	—
Exploration and dry hole costs	2,023	1,682

EBITDAX*	$18,238	$14,151

THREE MONTHS ENDED:	March 31,	March 31,
	2006	2005
CASH PROVIDED BY OPERATING ACTIVITIES	$7,119	$5,396

Changes in assets and liabilities	5,844	5,618
Interest net of financing costs	5,185	1,989
Exploration and dry hole costs	2,023	1,682
Other non-cash items	(1,933)	(534)

EBITDAX*	$18,238	$14,151

*	EBITDAX represents net income before income tax expense, interest and financing costs, depreciation, depletion and amortization expense, gain on sale of oil and gas properties and other investments, unrealized gains on derivative contracts and exploration and dry hole costs. EBITDAX is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDAX is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreement and is used in the financial covenants in our bank credit agreement and our senior note indentures. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP.